                                   EXHIBIT 4

                               3Si HOLDINGS, INC.
                     STATEMENTS OF CASH FLOWS (PAGE 1 OF 2)



Year Ended June 30,                                                      2002              2001
                                                                       ---------       ---------
Operating activities:
        Net (loss) earnings                                            $(231,803)      $ 105,580
        Reconciling adjustments:
             Depreciation and amortization                                31,462          24,347
             Stock issued for services                                     2,074          50,130
             Compensation upon grant of warrants                              --           3,482
             Net (gain) on disposition of assets                              --         (75,000)
             (Loss) earnings attributable to minority interest           (15,899)         29,277
             Changes in operating assets and liabilities:
                       Accounts receivable                                27,808          23,157
                       Other assets                                       (6,373)         (8,262)
                       Accounts payable                                   34,900        (122,689)
                       Accrued liabilities                              (157,708)             --
                       Unearned revenue                                   32,400              --
                                                                       ---------       ---------
                                Total adjustments                        (51,336)        (75,558)
                                                                       ---------       ---------
             Net cash (used for) provided by operating activities       (283,139)         30,022

Investing activities:
        Proceeds on sale of assets (Note N)                                   --          75,000
        Purchase of equipment                                            (32,811)        (35,334)
        Escrow account (Note H)                                           51,497          (1,497)
                                                                       ---------       ---------
             Net cash provided by investing activities                    18,686          38,169

Financing activities:
        Payments on capital lease                                         (9,020)         (7,413)
        Borrowings on line of credit                                     115,000              --
                                                                       ---------       ---------

             Net cash provided by (used for) financing activities        105,980          (7,413)
                                                                       ---------       ---------
Net change in cash and cash equivalents                                 (158,473)         60,778
Cash and cash equivalents at beginning of year                           198,476         137,698
                                                                       ---------       ---------
Cash and cash equivalents at end of year                               $  40,003       $ 198,476
                                                                       =========       =========

        The accompanying notes are an integral part of these statements.




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
                               3Si HOLDINGS, INC.
                     STATEMENTS OF CASH FLOWS (PAGE 2 OF 2)
                                  JUNE 30, 2002


Summary of noncash investing and financing activities:

        The Company reacquired and cancelled 6,460,137 shares of its common stock in January 2002 in a settlement with Storage Area Networks, Inc. (See Note H).

        In September 2002, the Company reached a settlement with the May 1999 purchaser of 3Si's systems integration business. That purchaser relinquished all claims to the $157,708 liability from 3Si related to that acquisition (See Note H).

        The Company issued 332,531 shares of its common stock in October 2000 for legal services provided.

        The Company issued 41,476 shares of its common stock in October 2001 for legal services provided.

        The Company entered into a capital lease agreement in the year ended June 30, 2002 (See Note G).

                       2002          2001
                     --------      --------
Interest paid        $  3,276      $  3,876
Income tax paid      $     --      $     --


        The accompanying notes are an integral part of these statements.



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